Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Post-Effective Amendment No. 3 to Form S-1 on Form S-3 Registration Statement of Inspired Entertainment, Inc. (File No. 333-217215) of our report dated December 4, 2017 with respect to our audits of the consolidated financial statements of Inspired Entertainment, Inc. (formerly DMWSL 633 Limited) and Subsidiaries as of September 30, 2017 and September 24, 2016 and for the periods ended September 30, 2017, September 24, 2016 and September 26, 2015 appearing in the Annual Report on Form 10-K of Inspired Entertainment, Inc. for the fiscal year ended September 30, 2017. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum llp

Marcum llp

Melville, NY

August 23, 2018